Exhibit 99.1

For Immediate Release

World Energy Solutions Acquires GSE Consulting

Deal Bolsters Company’s Presence in Largest U.S. De-regulated Electricity Market

Dallas, TX and Worcester, MA – November 1, 2011 – World Energy Solutions, Inc. (NASDAQ: XWES), a leading energy management services firm, today announced it has purchased GSE Consulting, LP (GSE), a TX-based energy management and procurement company, for approximately $8.6 million at closing plus a potential earn-out. The acquisition provides World Energy a major foothold in Texas, the largest de-regulated electricity market in the U.S., and a significant presence in the fast-growing small and medium-sized market. World Energy expects the transaction to positively impact top-line revenue, EBITDA and backlog in 2012.

“With GSE, we gain a proven winner in the competitive Texas marketplace with a large pool of customers and a top flight sales team,” said Richard Domaleski, CEO of World Energy Solutions. “This transaction caps off a series of strategic acquisitions we have made over the last several weeks that we believe are ‘game-changing’ for us. Together these moves advance our consolidation of the energy procurement space, broaden our customer target set and geographical reach, and increase our energy management capabilities. Consolidating these companies will accelerate our growth and enhance our EBITDA margins.”

Added Brian Dafferner, President, GSE: “We see tremendous upside for our customers and employees in joining forces with a national leader like World Energy. The Company’s vision for lowering total energy costs, and its ability to execute that vision, will be well received by the hundreds of businesses we serve. Not only do we see an opportunity to cross-sell new services into our existing customer base, but we believe our knowledge and relationships will help World Energy penetrate additional Texas-based and national accounts.”

Formed in 2002 following the inception of electricity deregulation in Texas, GSE has become one of the premier energy consulting and management firms in the country. World Energy will retain the services of more than 20 GSE employees across three offices: Dallas, Fort Worth and Houston.

Today’s deal marks the third in seven weeks for World Energy, which recently announced the acquisition of Co-eXprise’s energy procurement business and energy efficiency firm Northeast Energy Solutions.

Management at World Energy will discuss each of its recent acquisitions, and review their impact, on the Company’s Q3 2011 earnings call, November 3rd at 10:00 a.m. ET. Interested parties can dial in at 1-866-352-2112 and enter passcode 7674892#. International participants may access the call by dialing 1-630-691-2779 and entering passcode 7674892#.

About World Energy Solutions, Inc.
World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that brings together the passion, processes and technologies to take the complexity out of energy management and turn it into bottom-line impact for the businesses, institutions and governments we serve. To date, the Company has transacted more than $20 billion in energy, demand response and environmental commodities on behalf of its customers, creating more than $1 billion in value for them. World Energy is also a leader in the global carbon market, where its World Energy Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to the following: our revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; the effect of acquisitions on revenue, growth, EBITDA and backlog; and there are factors outside our control that affect transaction volume in the electricity market. Additional risk factors are identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Dan Mees World Energy Solutions, Inc. (508) 459-8156 dmees@worldenergy.com	Erika Moran The Investor Relations Group (212) 825-3210 emoran@investorrelationsgroup.com